UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.
( ) Form 3 Holdings Reported Form 4 or Form 5 obligations may continue. See
Instructions 1(b).
( ) Form 4 Transactions Reported

1.   Name and Address of Reporting Person

     Debra Frederick
     7320 Elk Hollow Rd., NE
     Georgetown, IN  47122

2.   Issuer Name and Ticker or Trading Symbol

   Community Bank Shares of Indiana, Inc.
   (CBIN)

3.    IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     February, 2001

5.   If Amendment, Date of Original (Month/Year)

     N/A

6.   Relationship  of Reporting  Person(s) to Issuer  (Check all  applicable)
       (  )   Director  ( ) 10% Owner (X) Officer  (give  title  below) ( ) Other  (specify below)  Research and Special Projects Manager

7.   Individual or Joint/Group Reporting (Check Applicable Line)
       (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security  |2.    |3.             |4.Securities Acquired (A)         |5.Amount of        |6.Dir   |7.Nature of Indirect
                      |Transaction           |  or Disposed of (D)              |  Securities       |ect     |  Beneficial Ownership
                      |Date  |Code           |                                  |  Beneficially     |(D)or   |
                      |      |               |                                  |  Owned at         |Indir   |
                      |      |               | Amount    | A or D |    Price    |  End of Year      |ect     |
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Common Stock          2/1/01   A              92 Sh.         A                     1,144 Sh.          D        N/A

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Derivative   |2.Con     |3.           |4.Trans-   | 5.Number of De |6.Date Exer    |7.Title and Amount
  Security              |version   |Transaction  |  action   |   rivative Secu|  cisable and  |   of Underlying
                        |or Exer   |  Date       |  Code     |   rities Acqui |  Expiration   |   Securities
                        |cise Pr   |                         |   red(A) or Dis|  Date(Month/  |   Secu
                        |ice  of   |                         |   posed of(D)  |  Day/Year)    |   rity
                        |Deriva    |                                          |  Date    Expir|           Amount or
                        |tive      |                                          |  Exer-   ation| Title     Number
                        |Secu                                | A/ | D         |  cisa-   Date |           of Shares            |
                        |rity                                                 |  ble

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N/A

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 8.Price     |  9.Number       | 10. Owner-             |   11.Nature of
   of Deri   |    of Deriva    |     ship of            |      Indirect
   vative    |    tive         |     Deriv-             |      Beneficial
   Security  |    Securities   |     ative              |      Ownership
             |    Benefi       |     Secur-             |
             |    cially       |     ity:
             |    Owned        |     Direct
             |    at End       |     (D)
             |    of Year      |     or Indirect (I)

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N/A
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Explanation of Responses:

Company stock acquired through the Company's ESOP.

                                              SIGNATURE OF REPORTING PERSON

                                          /s/Debra Frederick    1/7/02
                                                                 Date                                                                                                          DATE